Exhibit 99.1
Company: PFSweb, Inc. (Nasdaq: PFSW)
Subject: Q1 2011 Earnings Call
Date: May 11, 2011
MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Wes, and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb First Quarter 2011 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be question-and-answer session. [Operator Instructions]
Thank you. I will now turn the conference over to Garth Russell, Managing Director at KCSA Strategic Communications. Please go ahead, sir.
Garth Russell, Head-Investor Relations
Thank you, Wes. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words, anticipate, believe, estimate, expect, intend, will, guidance, confident, target, project and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in the PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales, and certain ratios that are used with these measures. In our press release with financial tables issued today which is located on our website at www.pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.
At this time, it’s now my pleasure to turn the call over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman and Chief Executive Officer
Great. Thank you, Garth. Good morning, everyone. I’d like to welcome you to our 2011 first quarter conference call. With me today are Tom Madden, our Chief Financial Officer; and Mike Willoughby, President of our PFSweb businesses. This morning we will give you an overview of our financial results and some color of events that shaped the quarter ended March 31, 2011. And following our prepared remarks, Tom, Mike and I will be available for questions.

These are exciting times for us at PFSweb. We continued to see outstanding growth opportunities for our business evidenced by the strong growth results in our service fees over the past two quarters. We believe that this trend of solid growth will continue as we look to the future, and are being driven by, not only the addition of new clients, but also from solid organic growth from our existing client base.
One of the key drivers of our growth is coming from the manufacturer direct-to-consumer web commerce channel, where we continue to see outstanding results as well as numerous new client opportunities from a variety of well-known fashion, health and beauty, and consumer packaged goods companies. As a result, we are ahead of what we believe is the next big step forward for the web commerce industry overall, putting us on the right path toward the long-term revenue growth and profitability.
The first quarter of 2011 was marked with several key achievements and the continuation of a number of themes that began to take form over the past couple of years for us, and which we will continue to pursue during the remainder of 2011 and beyond.
Let me recap a few highlights for you. First, probably the most important achievement has been the ongoing growth of our service fee revenue, which increased 18% this past quarter compared to the same period last year. The increase in revenue was attributable to successful ramp-up of client programs launched within the last 18 months. This is important because it’s a clear indicator that we’re succeeding alongside our clients, which is important for our long-term success.
Overall, we’re extremely pleased with the successful launch of many of our new client programs over the past year, and we remain excited and optimistic about the long-term growth potential of many of these new client programs.
Second, it’s the significant increase in the number of simultaneous new client programs we have begun deploying since the beginning of year. In total, we are now working on 11 new separate contracted eCommerce client programs that are set to launch over the next six months. Eight of those are our full End2End eCommerce solution.
In case you’re keeping track, we’ve included four of these programs as client wins in our previous discussions and previous conference calls. Five more of the programs are incremental brands under our Master agreement with one expanded client relationship. This is a trend we’re seeing more and more frequently.
In addition to these 11 programs in development, as we recently discussed in our last call a little more than one month ago, one of the new programs we launched and we launched with a big bang was kate spade new york, a Liz Claiborne brand. I’ll let Mike discuss these recent launches and disclose some additional client names as we’re permitted to do so here in a couple of minutes.
Next, we’re very excited about the string of new client programs in development for launch in 2011. Perhaps even more exciting is the growing pipeline of new business that we’ve seen develop over the past couple of quarters, and the rate at which we are able to win new business.
In fact, 11 of the projects in the development or of the 11 projects in development, seven of the projects have been contracted as part of three new or expanded client agreements since January 1st of this year. These new deals are with some of the world’s most recognizable companies and iconic brands. Mike will also add some flavor to that here in a couple of minutes.
Although, we’ve had success in closing new business agreements, meaning, these amounts came out of our new business pipeline, we’ve also been busy adding to the pipeline potential new clients as well. And as such, our pipeline, based on client projections, still sits at more than $50 million in size continuing to be at nearly the largest level in our history.

We believe this speaks for itself in terms of both the rapidly growing number of End2End opportunities we’re pursuing, and in the growing reputation that PFSweb has earned for successfully implementing high quality and customizable solutions for our clients.
As I spoke in our last call, strong growth in 2010 and the first quarter of 2011 has led us to making some significant investments in staff, facilities, and technology that we need to support the pipeline and new business, and to enable us to expand both domestically and abroad.
We believe these investments along with the divestiture of eCOST.com segment, which was finalized in February 2011, will prepare us well to capitalize on the continuing wave of new business opportunities we see, and help us reach our targeted adjusted EBITDA goals that we’ve stated.
So with this information as a backdrop, let me turn the call over to Mike who will give us a lot more detail. Mike?
Michael Willoughby, Senior Partner and President
Thank you Mark, and good morning everyone. As Mark just mentioned we’re really thrilled about the growth we’re experiencing in our service business. And just to give you a few details, this growth is being driven from a number of factors, including the ramp-up of our new clients that launched during the last half of 2010, also from the impressive organic growth of several of our established clients, and the contribution from the kate spade new york End2End eCommerce solution that we launched on March 9.
In addition to that Kate Spade launch — and as Mark has mentioned, we began deploying 11 new client programs since the first of the year. These new client programs are all expected to be launched over the next six months. These client agreements span multiple industries as we continue to benefit from the emergence of several large product categories accelerating growth in the web commerce space.
Our excitement has primarily stemmed from three specific industry sectors, including fashion, health and beauty, and consumer packaged goods or CPG. I think, it’s important to note that CPG category is very broad, and it includes companies that are focused on beverages, pet food, home textile products and many other product categories.
With regards to that kate spade new york launch we discussed in the last conference call, we’ve been very pleased with the ramp-up of the program and the positive attention that both we and our client has received as a result of the launch. The Kate Spade program is included in our master agreement with Liz Claiborne, and that agreement also includes Lucky Brand Jeans, Juicy Couture, Kensie and Monet.
One additional brand site under this Liz Claiborne agreement is in development and will launch later this year. And under this master agreement, there is a potential that Liz Claiborne could add other brands in the future. The LCI agreement is a great example of our ability to simultaneously launch several independent End2End eCommerce solutions, each unique to the different brands needs, but leveraging a common infrastructure.
We have used our work with LCI as a case study with other major brand holding companies that are also seeking an end-to-end partner to develop and manage an eCommerce solution for their family of brands. And the feedback that we have gotten from these various companies has been very positive as they see the benefit of having branded eCommerce solutions on a single infrastructure.
Another one of these master client agreements, which we discussed last quarter, is an expanded agreement with a fragrance and beauty company. Under this agreement, we have launched four customized programs for individual brands over the last couple of quarters, and we expect to launch at least two more brand sites under this agreement this year. We do expect to announce the identity of the client and the names of the individual brands later this year as we receive permission from our client to make that disclosure.
We also announced on the last conference call that we began implementing an end-to-end solution for a very well-known company in the prepackaged beverage category. We’re progressing on this launch as planned and we expect to launch and announce this exciting new site later this summer.
I’m very pleased to say we now have 15 End2End programs operating since the first End2End solution was initially launched in 2008. And this successful track record, along with our reputation as a leading solution provider in our industry is quickly helping us gain entry into potential new clients and helping us successfully compete for new business.
The diversity of our current and potential clients represents a broadening opportunity for us in multiple market spaces. We are expanding our reach to many different audiences looking for a solution that fits their specific brand strategies both in the US and Canada and across Western Europe. In fact, as I’ve mentioned before, the overall market opportunity for eCommerce in Europe and Canada is continually expanding as additional brands are now becoming more aware of the benefits of online marketing in these geographies.
Of the 11 new client programs that we are currently working to deploy, three of them are for eCommerce sites serving Western Europe and/or Canada. We’ve experienced the same positive opportunity with brand holding companies in Europe, and several of our opportunities in Europe, in our European sales pipeline involve multiple brands owned by a current client or a prospective new client.
We’re also seeing an increase in the number of clients and prospective clients that are seriously planning geographic expansion of their program using our global and End2End eCommerce solution. We’re very excited by the amount of opportunity that is created by this trend, and we believe we’re well prepared to capitalize on this growing market and potentially expand our services to a much wider customer base because of our global capabilities.
Also as we announced last quarter, we have begun to make significant incremental investments in our business in the areas of staffing and facilities, technology and other infrastructure capabilities, each of which is specifically designed to help support the new clients that we’ve signed as well as maintain the high level of growth that we are experiencing in our service fee business.
Finally, as I indicated at the beginning of my comments, we’re also benefiting from impressive organic growth of several of our established clients. Helping our clients grow their businesses with our end-to-end eCommerce solution, particularly with our digital marketing services, is a core part of our value proposition.
Benefiting from our client’s organic growth is also important part of our financial model. In order to take advantage of these client organic growth benefits, we must continue to offer a leading edge comprehensive end-to-end solution, and we must operate that solution with a very high level of quality. We believe our success in winning and now expanding new client business validates our model and provides an inherently positive reference to the high levels of quality that we are providing to our clients and their customers.
For some more detail on the efforts that we’re undergoing right now, I’ll turn the call back over to Mark for some comments.

Mark C. Layton, Chairman and Chief Executive Officer
Thank you, Mike. So as I mentioned in my opening remarks with the strong growth we’ve recorded obviously over the last two quarters and everything that’s going on, is leading us to make some important investments in staff, facilities and technology to support the pipeline of new business and to ensure that we can expand both domestically and abroad, and continue to provide the high quality that our customers expect and to be certain that we can meet their growth demands that in many cases have been very significant over the last couple of quarters.
So as Mike mentioned, we’ve made a number of investments in technology development and in our operational areas, support management and in expanded facilities. These investments resulted, as we have spoken previously, in an increase in SG&A during the first quarter of this year as compared to previous quarters.
Specifically, just a few highlights; we recently added a new food grade distribution facility in the Memphis area to support specific facility requirements for certain new clients in the CPG industry. During the quarter, we also began a large addition to our fleet of high-tech Put-to-Light pick carts that we believe will help us substantially improve worker productivity and facility throughput, particularly as our peak fourth quarter season arrives.
We’ve also recently expanded our distribution operations in Belgium in order to support the current and potential growth we see in Western Europe. And we’re also planning to make additions to certain of our call center operations, particularly here in the Dallas market over the next several quarters, which will provide us with better flexibility and more capacity to be able to meet the growing client demands that we are seeing. We’re also currently evaluating options for our Dallas area headquarters space requirements for the next several years as we’re reaching capacity in that area as well.
Also, as previously disclosed, during the first quarter of ‘11, we finalized an asset sale to dispose of the operations and most of the assets of our former eCOST.com subsidiary. This division’s financial results, as Tom will discuss in a minute here, will be reflected as discontinued operations for each of the periods presented.
And to get you a little more financial flavor on the quarter, we’ll now turn it over to our CFO Mr. Tom Madden. Thomas?
Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Before we get into the financial results, I’d like to briefly discuss a couple items that will help everyone interpret the results better. Over the past couple of years, we’ve taken a number of positive steps with the objective of improving our short and long-term financial results. This has occurred through an ongoing balancing act of reducing and closely monitoring costs, while at the same time making the right investments to support our future growth objectives.
As part of these efforts, we made the strategic decision to sell select assets of our eCOST.com business to PC Mall. This divestiture occurred in February of 2011. And as Mark just mentioned, the financial results for the operation sold to PC Mall have been reported as a discontinued operation component in our financial results released this morning. And they include approximately $0.6 million loss during the first quarter of 2011. And that loss amount included certain incremental cost associated with exiting the business.
For our continuing operations, total consolidated revenues for PFSweb in the quarter ended March 31, 2011 was $72.4 million compared to $68.2 million reported in the first quarter of 2010. This included an increase of more than 18% in service fee revenues to $18.9 million compared with $16 million for the 2010 first quarter. This increase is attributable to increased service fees generated from new and existing service contract relationships.
For our business in Retail Connect business segment, which includes our Supplies Distributors operations and results from our P&G client activity, revenue was $45.3 million for the first quarter of 2011, which was relatively stable with the $45.6 million for the 2010 first quarter.
Gross profit for the first quarter of 2011 increased to $7.9 million or 12.4% of net revenue, excluding pass-through revenue as compared to $7.8 million or 12.6% of net revenues excluding pass-through revenue in the first quarter of 2010.
Gross margin percentages for both our service fee business as well as our product ownership businesses were in line with our targeted range this quarter. SG&A for the quarter was up approximately $0.6 million to $9.2 million as compared to $8.6 million for the same period a year ago. The increase is primarily attributable to increased non-cash stock compensation expense, sales and marketing costs, personnel related expenses as well as growth and technology related costs required to support current and future growth.
As we’ve discussed previously, we utilize adjusted EBITDA as a key metric in evaluating our operational performance. In the first quarter, our consolidated adjusted EBITDA was $0.5 million versus $0.8 million in the prior-year period. For the first quarter, our net loss was $2.3 million or $0.19 per basic and diluted share, compared to net loss of approximately $1.2 million or $0.12 per basic and diluted share for the same period last year, but do recognize that net loss for the first quarter of 2011 as I discussed previously included a $0.6 million loss from discontinued operations related to eCOST.com.
We continue to maintain a solid financial position with total cash and restricted cash as of March 2011 of approximately $19.8 million. In addition, during the March quarter, we were successful in renewing many of our financing facilities, primarily with existing banking partners and on similar terms to what we had previously. These renewals extended our facilities from either periods ranging from one to three years.
So on an overall basis, we’re very pleased with our first quarter results. We continue to maintain our targets of service fee revenue growth of 20% for the year and consolidated adjusted EBITDA performance of $6 million to $7 million for calendar year 2011.
Now I’d like to turn the call back over to Mark for some closing remarks. Mark?
Mark C. Layton, Chairman and Chief Executive Officer
Okay. Thanks Tom and Mike as well. I hope you can detect our excitement. We feel like we’re really in the vein of great opportunities right now. Lots of exciting things in our new business pipeline, and clearly we feel like we are — we believe we are well-positioned for potential growth throughout the rest of 2011 and beyond. We’re making some significant investments in our business to be certain that we can support that growth both here in the US as well as in Europe. And I look forward to continue updating you as we build up our business, ramp up client agreements and launch our services solutions over the coming quarters. That concludes our prepared comments for today and operator we’ll now be available for a few questions.

QUESTION AND ANSWER SECTION
Operator: [Operator instructions] And our first question comes from Mark Argento of Craig-Hallum Capital.
<Q — Mark Argento>: All right. Good morning, guys.
<A — Mark C. Layton>: Hey Mark.
<Q — Mark Argento>: Nice quarter. And thanks for the additional detail in terms of kind of the customer base and the programs. I was hoping if you could walk me through a little bit — a little bit better maybe starting from that 15 number, the number of clients that are currently deployed under the End2End solution. And then kind of juxtapose that versus the kind of — I think you said you have 11 new programs rolling out. Are the 11 programs, are they equivalent to the 15 that you have in place right now? So six months from now that number is going to be 26, or just help me, I’m just trying to get a little bit better feel for some of these newer kind of metrics you threw out at us.
<A — Michael Willoughby>: Right. So one thing I think to understand as indicated in my comments, Mark, that of that the 11, five of those are actually brands that are part of an expanded agreement with the current client. So you probably could characterize that group of 11 as somewhat smaller in kind of gross margin value flowing through the program than the 15 that we’re currently operating. Those brands are somewhat smaller, but as a group of five, they are pretty significant piece of business for us.
Then if you look at the rest of them, I’d say that they are pretty characteristic of the existing 15. There are a few of them that are fairly startup type opportunities for us that we anticipate having some good growth potential and there are a couple that are very mature. And as I mentioned, three of them are for Western Europe and/or Canada which start relatively small, but then have growth potential according to just what we’re seeing in those geographies.
<Q — Mark Argento>: Great. That’s very helpful. And also in your prepared remarks you guys talked about not only the CPG, be in the fashion and apparel, but also now you guys are putting in the beverage category, pet food category. And I believe you also mentioned textiles — or not textiles, but there was one other one, I can’t read my own writing. But the opportunities out here, it looks like its expanding, I guess is my point. And are you starting to see more interest for your services clearly from a broader vertical or broader sub-segment — or segments of the CPG vertical? And how do you characterize kind of the amount of activity and everything going on relative to maybe above and beyond the traditional areas that you guys are focused on?
<A — Mark C. Layton>: Well, I think we’re right at the crux of the — the trend that we see is that not only is the web commerce marketplace continuing to be driven by growth in terms of just consumers buying patterns, but there are lots of new products that are bubbling into the bottom of the web commerce channel that maybe five or 10 years ago we would have never predicted would be purchased over the web.
Our efficiencies that we’ve created in our freight programs, growing infrastructure capabilities that are out there, and combined with just the demand by consumers about being able to buy products when and where and how they want to buy them, are all driving the demand for additional categories.
You’re also seeing, particularly with manufacturers, a situation where they are aggressively attacking the direct-to-consumer marketplace, because it gives them more control over the relationship with their consumer than they may have been able to obtain over the last several decades through the traditional retail channel. Many of these manufacturers are trying to create greater economies of scale by manufacturing the same products in different packaging or different sense or different sizes that allow them greater economies of scale in their manufacturing lines out there, but also lead to a broader presentation of SKUs and sizes that traditional retail is saying, I can’t carry these, I don’t have shelf space for them, or in the case of retail, wanting to compete with them with private label products. So the direct-to-consumer channel for a manufacturer becomes a way for them to be certain that their presentation of the entire range, size, color, style whatever it is, is appropriately presented and available to consumers in the marketplace.
And that’s, going back to the first thing, there’s really expanding across all kinds of product categories. That is the exciting thing we see, is that years ago, I think we’d have looked at it and say, well, that’s kind of technology, maybe sporting goods, some digital delivery categories like music and things that were early adopters to the Internet space, but now we’re seeing lots and lots of other products.
I think the Forrester numbers if you will for 2008 on the CPG category was less than 1% of that industry had gone over the web. As we look out over the next decade, we see that giant industry, particularly as broadly defined as we define it, being an industry that could well approach 20% of that industry there. So there’s just tons of growth opportunities we think available in these expanding product categories and industry sets.
<Q — Mark Argento>: No, I agree. I think it’s nice to see that the expansion of the opportunity to go after that broader set, so good work there. When you think about the investments you guys are making of the business, could you give us any kind of metrics around maybe the number of people you hired, the amount of capital? I know you about talked maybe cranking up expenses $2 million to $3 million in terms of adding new people and other types of CapEx activities. Anything you could share with us for the quarter?
<A — Thomas J. Madden>: The comments have been pretty consistent with what we talked about last — I guess a month or so ago. The incremental investment this year is anticipated to be in that $2 million to $3 million range. We’ll have some additional capital expenditure requirements this year, probably at a higher rate than where were in prior years to support some of the pick cart initiatives that Mark talked about earlier as well as some of the new facility that we’re expanding into. So really not much change from the comments in the last quarterly call that we had in March.
<Q — Mark Argento>: Great, good quarter. Thanks guys.
<A — Mark C. Layton>: Thank you Mark.
Operator: Your next question comes from Alex Silverman of Special Situations Fund.
<Q — Alex Silverman>: Good morning.
<A — Mark C. Layton>: Good morning. Alex, how are you?
<Q — Alex Silverman>: Good. I’m well, thank you. You mentioned an unnamed CPG win. Can I assume that’s related to the new Southaven facility?
<A — Mark C. Layton>: Yes, in fact, it’s the new food grade facility. Yes, that is one of the — that is the unnamed client, that’s correct. Those are tied together.
<Q — Alex Silverman>: And I see from the press release a couple of weeks ago, its 50,000 plus square-foot facility, how much of this facility is this client taking up?
<A — Mark C. Layton>: More than half, initially.
<Q — Alex Silverman>: More than half of the 52,000?
<A — Mark C. Layton>: Yes.

<Q — Alex Silverman>: Okay, great. Can you tell us whether this is a buy/sell client or a consignment client?
<A — Mark C. Layton>: It is a consignment deal.
<Q — Alex Silverman>: It’s a consignment deal? Okay. I’m sorry?
<A — Mark C. Layton>: It’s a services contract deal, yeah.
<Q — Alex Silverman>: Great. And what are you seeing in terms of the pipeline, the bidding pipeline? Are folks looking for buy/sell agreements or are they looking for consignment agreements?
<A — Mark C. Layton>: We see both. I think I’ll let Mike kind of add flavor to that because he is out on the front of the sales area. Go ahead Mike.
<A — Michael Willoughby>: Hey Alex, we still see the majority of the opportunities being a traditional fee revenue consignment model. The requirements for the buy/sell, from our perspective are more of a niche from a requirement. As we have said in the past, I think, there is a couple things that drive somebody to that model. One is channel conflict issues, which I think are becoming less and less, of a motivator for that model.
The other motivator we are seeing is internal capabilities within the brand manufacturer to handle a retail sale, which primarily comes down to IT capabilities, internal finance and audit restrictions that sort of thing. Does the client understand and are they prepared to deal with things like PCI Compliance and the various Sarbanes-Oxley expectations around retail sales. That’s a bigger motivator. And if you looked at the pipeline that we had today, I would say certainly less than 10% of the pipeline we’re seeing is considering a buy/sell arrangement.
<Q — Alex Silverman>: Okay. That’s very helpful. How many integration teams do you guys have at the moment?
<A — Michael Willoughby>: So we mentioned that we’re working on 11 simultaneous deployments right now. So you could accurately assume that we have capacity to do 11 simultaneously. There are a leveraging of three teams across two of those.
<Q — Alex Silverman>: Okay.
<A — Michael Willoughby>: So, in position to do, the sort of, 12 to 15 new deals per year that we’ve anticipated, being able to do.
<A — Mark C. Layton>: We have stepped up to it. That’s where a lot of the addition of staff has come within that area where we’ve added technology developers, project leaders, functional analysts in those areas over there to launch these new client programs. So that’s where the head count increases have been most significant recently.
<Q — Alex Silverman>: Okay. Given that the business is becoming less complicated without eCOST, is there an opportunity for an umbrella lender rather than having all of the different lending agreements that you have in place?
<A — Thomas J. Madden>: Yes, this is Tom. Yes that is a possibility. We’ve been actually in the process of beginning some of those discussions with our banking partners to take a look, especially from a US standpoint to kind of roll in all of the various US facilities together. So that will be an item to explore further this year.

<Q — Alex Silverman>: So maybe a US and a Europe?
<A — Thomas J. Madden>: Yes.
<Q — Alex Silverman>: Okay that would make things a lot less complicated. And the question I ask every quarter, how much was taken out of the pipeline in the quarter? And if you could break that down between wins and loss/pass?
<A — Michael Willoughby>: So looking at Q1 ‘11, we’re reporting a pipeline of more than $50 million.
<Q — Alex Silverman>: Okay.
<A — Michael Willoughby>: And the churn in that quarter was about half of that. So half of the $50 million either progressed to an awarded deal or dropped out. So that gives you a kind of flavor for the churn.
<Q — Alex Silverman>: Can you give us a sense of the $25 million that came out, how much of that was won and how much of that either was lost or you passed on?
<A — Michael Willoughby>: Let me see. Probably somewhere in the — yeah, I would say somewhere in the $20 million to $25 million range. So about half of that...
<A>: Thomas J. Madden> 25% to 30% of that...
<A — Michael Willoughby>: Yeah, probably, progressed, yeah. So 20% to 25% of that — $25 million.
<Q — Alex Silverman>: Was progressed?
<A — Michael Willoughby>: Right.
<A>: Thomas J. Madden>Right.
<Q — Alex Silverman>: Great. Thanks, guys.
<A — Michael Willoughby>: I shall have a crisper answer for you next time, Alex.
<Q — Alex Silverman>: But you know I’m going to ask you next quarter too. Thanks, guys. I appreciate it.
<A — Mark C. Layton>: Thank you, Alex.
Operator: Your next question comes from Marco Rodriguez of Stonegate Securities.
<Q — Marco Rodriguez>: Hi, guys. Thanks for answering my questions. Most of my questions have actually already been answered. Just one question here, I was wondering if you might be able to characterize the pipeline in terms of what percentages are beauty, fashion, and CPG?
<A — Mark C. Layton>: Okay. Mike?
<A — Michael Willoughby>: Yeah. So if you look at what I have been able to do is characterize what we call the mid-to-late stage deals. So that would be once where we actually have a proposal outstanding. And right now, about 15% are CPG. And the remaining 85% is split pretty evenly between the health and beauty category and the fashion category.

<Q — Marco Rodriguez>: Great. Thanks a lot, guys.
<A — Mark C. Layton>: Thanks, Marco.
Operator: Your next question comes from Glenn Primack of Peak 6.
<Q — Glenn Primack>: Good morning, Mark and Tom.
<A — Mark C. Layton>: Hi, Glenn.
<Q — Glenn Primack>: Long time since the old days at Daisytek.
<A —Thomas J. Madden>: Welcome back
<Q — Glenn Primack>: Yeah, thank you. How much service revenue do you think you guys can support with the existing capacity that you have in place, whether it’s DCs and the call centers?
<A — Mark C. Layton>: Well, an important thing in our design is that we’ve built our architecture worldwide on a common technology platform, and as well as our distribution and operational infrastructure to be basically plug and play. Occasionally, obviously, we have to move to additional facilities or relocate a facility based on size from there, but it’s pretty much a slide-in-blade approach if you will in terms of all of the components of our business, be it technology or physical.
So we target ourselves to be certain that we have minimal excess capacity as possible. We’ve obviously had periods of time over the last decade where we had a lot of available capacity. But where we operate today, I think we’re operating in a healthy capacity range, but we are adding facility and technology capabilities we discussed in the prepared comments to deal with the growth that we know is coming in the new client deals that are in the implementation right now.
<Q — Glenn Primack>: Okay. And would you use like activity-based costing to figure out your cost of serving the client before pricing that deal, or is that...
<A — Mark C. Layton>: Yeah, it’s exactly.
<Q — Glenn Primack>: Okay.
<A — Mark C. Layton>: Very detailed activity-based cost models.
<Q — Glenn Primack>: That’s great. And the new facility outside of Memphis, what would be kind of your target of return on something like that?
<A — Mark C. Layton>: Well, it’s a leased facility, so we’re not looking at the building in terms of a cap rate or anything like that. So we enter into leases with as flexible terms as we can negotiate with each of the landlords. We try to align the terms of those buildings with that of our client. We within the space, if you will, is a — we leased it knowing pretty much where all the client use was going to come from. Based on the way we’ve designed the terms with the landlord and that particular deal in there, we will have really no excess capacity in that building we believe, because of the way the step-up works in the lease. So we will allocate that to a client and obviously that space amount gets a margin that’s added to it from there. So we would earn similar margin rates on distribution space that we do for each of the activity components that we have in that deal.
<Q — Glenn Primack>: Okay. I guess, as I look out at 2013, 2014, the target model hasn’t kind of flushed itself out yet, although you’re getting closer. Is that fair to assume or you have like a three to five-year plan in place?

<A — Mark C. Layton>: We do have, believe it or not, a four-year plan in place. And we’ve always kind of talked about there is — we began to reap the benefits of economies of scale on our model at a service fee of around $90 million to $100 million. That’s where we begin to see, in our modeling, we believe, financial targets that allow us to see an expanded EBITDA percentage as service fees grow from that point forward. So, we’re very close to that.
<Q — Glenn Primack>: Yeah, you’re getting there. No wonder you’re excited. Okay, super. And then, in terms of — I think you don’t get to participate in terms of the savings you provide to your customer, whether it’s — your turning the working capital, you save them a working capital, all the logistics type stuff that they wouldn’t have to spend on put in your way. Do they measure that in terms of how much they’re saving or do you measure it? Or is that — they just kind of know that it’s a better deal for them to outsource it versus do it themselves?
<A — Mark C. Layton>: I think most clients, Glenn, take the roll-up of our activity fees that we charge for them in transaction fees, and kind of measure that on an ongoing percent of revenue that they’re paying us in total. And we would see a site at scale depending upon the breadth of the end-to-end offering that they would be using. And we define scale at around $20 million a year of gross merchandise revenue through the site using a standard average order size of around $75 to $100. That particular site we would expect to operate somewhere in the 14% to 17% of revenue range.
As the site then scales beyond that point, we would expect our percentage of revenue to decline. So the client benefits from that gained share, if you will, moving forward by the fact that their variable costs, if you will, in their business decline as we share with them the economies of scale that are there. In some client arrangements, we actually negotiate gained share splits, depending upon the size and the scope of the deal and the things that they’re seeking to achieve in their business model. That’s more common in mature businesses that we see out there as opposed to new ones.
But at the end of the day, quality is clearly important with our clients, and we have to ensure that the financial model works for them, because obviously we’re not — we want to be able to show clients a financial justification for staying with us even as their sites move past $100 million in size, where one might ponder, can I do this cheaper myself?
I think we can clearly show them that at that level we probably expect our costs to be in the 9% to 12% of revenue range. And that as they really honestly evaluate that, it will be very difficult for them to take the billions of dollars of economies of scale that we have by collecting these clients together and be able to achieve that on a business that is only $100 million in size.
It’s expensive, it’s complex, it’s hard to maintain and keep going, there’s a lot to it. And as we talked about in terms of financial model, it all really comes down at the end of the day, you got to have the economies of scale through transactions to be able to make this a viable financial model going forward.
<Q — Glenn Primack>: Okay. Great. And how long does it take to land a decent size client like at Liz? Is that a 12 month type process?
<A — Mark C. Layton>: Yes. That’s a pretty good rule of thumb. So our first contact with them probably would have been much longer than that — we have a lot of these situations where clients are — we may have known them and they may have been in the kind of the acquaintance stages of our pipeline for several years before the timing is right, either because now is the time for them to start a site or they have been in an existing relationship with another provider, and their contracts coming up whatever it is.

But there is kind of the marketing process here is a lot of just building a network of knowledge and allowing our clients to understand our capabilities until the timing is right. And then when the thing begins to get active, I think a year is a pretty good timeframe to use.
<Q — Glenn Primack>: Okay. And do you close them typically, or are out up on the front end?
<A — Mark C. Layton>: Mike’s our closer.
<Q — Glenn Primack>: Okay. The reason I ask is that I think I remember, weren’t you at like Anderson at one point?
<A — Mark C. Layton>: Yes I was...
<Q — Glenn Primack>: Running their whole logistics, that part of the business?
<A — Mark C. Layton>: Yes, I was a knowledge source and industry guy in that area, yes, but I didn’t run the whole deal.
<Q — Glenn Primack>: Okay.
<A — Mark C. Layton>: So that was the early part of my career, but the sales cycle is very, very similar to what you see in that business.
<Q — Glenn Primack>: Okay. Great. Well, good luck. This should be pretty exciting.
<A — Mark C. Layton>: Thank you.
Operator: Your next question comes from George Walsh of Gilford Securities.
<Q — George Walsh>: Good morning, gentlemen.
<A — Mark C. Layton>: Hi, George.
<A — Thomas J. Madden>: Hi, George.
<Q — George Walsh>: Just a quick question regarding the Southaven facility, is there any issues with the flooding that’s going on down there as far as the facility is concerned or shipment delays or affecting employees?
<A — Mark C. Layton>: None for us. And frankly, you’ll see the city of Memphis is trying to make a pretty significant effort to allow people to understand that the news reports are maybe a bit overblown in terms of the impact. We’ve seen no real delays in carriers or none of our people are impacted. I checked with our guys this morning about that, none of our facilities are impacted. There was a period of time last week where I-40 was closed both eastbound and westbound, about 60 miles or so to the west of Memphis, but that’s since then reopened and the crest that’s happening is moving on. So we’ve had no impact with it.
<Q — George Walsh>: Okay, that’s good. The news reports seem to be likely that the levees have helped very well, and they’ve been feeling very confident about that?
<A — Mark C. Layton>: That’s correct. In most of the areas, the lower lying areas that are at risk are either right along the riverfront or to well to the north of where the main transportation lines are and where our facilities are located. So at this point, with where we are in this, I think our risk is very, very low.

<Q — George Walsh>: Okay, good. Mark, you mentioned possibly looking at either — you mentioned your headquarters. I don’t know if you mean an expansion, or looking for a new location, or a new lease. Can you just elaborate on that a bit?
<A — Mark C. Layton>: Yes, we’re operating at capacity or maybe above in terms of our office space at this point in time. We’ve been in the current facilities that we’re in here for over 20 years at this point. So we have a bit of a tired infrastructure in terms of the office space in here that needs to be addressed as well. But the biggest issue really is just to be certain that we can provide the capacity for our people to be able to work. So we’re evaluating all the options. Staying here, we might relocate somewhere close. It will just depend on what kind of offers we see from the various landlords and municipalities that are interested in our presence.
<Q — George Walsh>: Okay. Well, is the market down in that office space is such that you’d be in a good position to make a deal or just curious of the real estate market?
<A — Mark C. Layton>: Yeah, we’d not expect any — other than maybe some one-time expenses related to the moving, we’ll expect that we’ll be at or better than our current rental rates in the things that we’re doing. The real key for us, particularly in a call center area is that, we have seen an ability to be able to negotiate and some things that we’re working on. More flexibility for us to be able to expand and contract to the extent that we get new client deals or they have immediate needs for space, or as does occasionally happen in there, we lose a client relationship for whatever reason. We don’t want to be in a situation where we are tied down with a lot of excess capacity or not able to — or boxed in and not able to grow quickly with that. So fortunately here in Dallas, the real estate market is such, particularly in the downtown sector where there is a lot of opportunity and a lot of supply for us to be able to work with and landlords that are willing to work with us on the terms that we want.
<Q — George Walsh>: Okay very good. And just in reference to the previous question asking about clients and landing the big clients. In terms of the definition that you are using for pipeline, can you just put the timeline associated to that when you put something in the pipeline as you define it there?
<A — Mark C. Layton>: Yes so basically over $50 million is one year of our clients projected — as our client gives us their projections for gross merchandise revenue, if you will, and then we lay our fees against that. So that over $50 million, if we were to win at all, we’d expect in one year to book $50 million of service fees on that one year. Now typically, the contracts are in the three to five-year range that we see. So the actual win value is probably at least three times the amount in terms to the extent that if we can win all that business.
<A — Thomas J. Madden>: And that $50 million includes outstanding proposals that have actually been provided to the client based on a specific request for them for a solution being offered.
<A — Mark C. Layton>: Right. Yes, we don’t include anything in the pipeline that hasn’t been proposed on.
<Q — George Walsh>: Okay. So it’s a proposal. So it’s something thats at that theoretically one year point as you were talking about before. That’s where it’s moved along, it’s a proposal that still you know the max would be a decision made within a year. Is that reasonable?
<A — Michael Willoughby>: Yeah. When you’re talking about businesses that’s already been proposed, that’s well within that one-year sales cycle.
<Q — George Walsh>: Okay.
<A — Michael Willoughby>: We would look at probably an average of two to three months remaining from that point of proposal to a decision.

<Q — George Walsh>: Okay.
<A — Michael Willoughby>: And then our average time to install is four to six months. So if you say, the average closing time for this set of business would be three months to close, and then an additional four to six months to implement. That’s kind of the time before you see start to see revenues flowing into the P&L.
<Q — George Walsh>: Okay. Do you take it out of pipeline with the installation or would you close it?
<A — Michael Willoughby>: It’s a contract signing.
<Q — George Walsh>: Okay. So it’s a closing. Okay, so that’s fairly tight when you talk about pipeline.
<A — Michael Willoughby>: Yes.
<Q — George Walsh>: Two, three months, that’s good. Okay, great. All right. Thanks a lot.
<A — Mark C. Layton>: Thank you.
Operator: And ladies and gentlemen we’ve reached the allotted time for Q&A for today’s conference. I will turn the conference back to management for any closing remarks.
<A — Mark C. Layton>: Are there some more questions out other operator?
Operator: Yes sir.
<A — Mark C. Layton>: Let’s go ahead and take one or two more.
Operator: Our next question comes from Marco Rodriguez of Stonegate Securities.
<Q — Marco Rodriguez>: Hi, guys. A real quick follow-up question, I was wondering if you could characterize the 18% year-over-year growth for service fees. What was the organic and what’s new clients?
<A — Thomas J. Madden>: Okay. So if you take a look, we had $16 million last year as service fees and $18.9 million in this quarter. Included in that $2.9 differential, we would have approximately $3 million of new clients that did not generate any revenue in the first quarter of last year, we’d have approximately $2.2 million of new client or growth in existing clients, and then approximately $2 million — little over $2 million of loss from terminated client relationships.
The bulk of that $2 million of lost activity is primarily related to a relationship that we discussed previously that had — with a technology manufacturer that elected in effective July 2010 to move to another provider. And if we actually take that number out of the comparison year-over-year, our 18% growth of existing or service fee revenues really would be 35% excluding that one technology manufacturer moving away.
<Q — Marco Rodriguez>: Great. Thanks a lot guys.
Operator: Your next question comes from Alex Silverman of Special Situations Fund.
<Q — Alex Silverman>: Thanks. Can you give us a sense of — let’s see, can you give us a sense of — boy, I lost my train of thought here. Second question, my understanding is the US Mint has decided to shop their contract from taking away from Pitney Bowes, is that something you can confirm?
<A — Michael Willoughby>: We can confirm that there is RFP out for the technology portion of the existing solution, Alex.
<Q — Alex Silverman>: Okay.
<A — Michael Willoughby>: And the RFP stipulates that the provider chosen to re-platform from their current technology platform to the new one should also be capable of operating the fulfillment and customer care functions as well. But fulfillment customer care functions are not in scope with the RFP explicitly.
<Q — Alex Silverman>: Is it something you guys are bidding on?
<A — Michael Willoughby>: Yes.
<Q — Alex Silverman>: Okay. And I remember my — the question I had was on your pipeline, how much price pressure are you seeing from small competitors, if any?
<A — Mark C. Layton>: Not a lot. Pricing pressures that we would feel are more oriented towards larger deal sizes. Clearly as deal sizes get larger, I think clients expect, as they should, more economy of scale on that as I described earlier with that. So there are — we certainly have seen the average deal size increase over the last several years. I think I would have described an average deal size of maybe a $1 million to $1.5 million a year three years ago, and that’s probably doubled or more maybe a little more in terms of average deal sizes at this point. So with that that’s really the trend I think you see in terms of margin pressures is just larger deals.
But certainly the margin dollars are there, and I would say, right now we still feel confident in our 25% to 30% overall gross margin range that we’re targeting for a service fee area. Newer services like our interactive marketing services, our digital agency piece allows us to earn a higher margin. Now it’s a different product, because it’s people-based as opposed to infrastructure-based. But we have a higher targeted margin range in that particular segment of our business as well.
<Q — Alex Silverman>: Fantastic. Thank you guys, really appreciate it.
<A — Mark C. Layton>: Thanks, Alex.
Operator: Your next question comes from Chris Cerniglia of Stifel Nicolaus.
<Q — Christopher Cerniglia>: Hi, guys. Alex sort of asked my question, but are you seeing any clients that you’ve lost or turned back to PFSweb in any capacity?
<A — Mark C. Layton>: Yes, Alex asked the one about the Mint, that would be a return, a little bit different deal. But to the extent that we were a successful in winning that particular competition that would certainly be a return. We have an unannounced cosmetics client family that previously had been a client of ours that left for operational reasons inside their business. They had some excess capacity that they wanted to fill in their business, so they — at the end of the contract previously they moved that business back in-house. And now through growth and changes that they’ve had there, we’ve actually not only won that particular piece of business back, but the rest of the family is coming with it as well. There’s a number of significant brands in that group, one of them Mike disclosed previously. So we really strive to be — we talk about 100% referenceable. And we include not just our current clients in that 100% reference, but also our past clients. And we would not hesitate in most cases to — in really in any case that I’m aware of to allow a potential client to talk to a client that left us, and to understand why that happens, because we strive to be certain that the quality is high, and that the financial justification is there. Beyond that, there are other reasons the clients make decisions to make a change, or we may make a decision to make a change for the client occasionally with that. But certainly the answer to your question is yes.
<Q — Christopher Cerniglia>: Great. Thank you.
Operator: And your next question comes from Glenn Primack of Peak 6.
<Q — Glenn Primack>: Yeah, just one last one. Is the Liz arrangement with Kate Spade and Juicy and I forget the other one, is that global in scope, or that’s just in North America where you are doing stuff for?
<A — Michael Willoughby>: Currently the scope of that agreement is just North America.
<Q — Glenn Primack>: Okay. That’s it. Thanks.
<A — Michael Willoughby>: Yeah.
Operator: And ladies and gentlemen that is the end of our Q&A session for today. I will turn the conference back to management for closing remarks.
Mark C. Layton, Chairman and Chief Executive Officer
Okay. I appreciate everybody’s time this morning. Thanks for the questions and we’ll talk to you again next quarter. Have a great day.